As filed with the Securities and Exchange Commission on August 6, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNIQUE FABRICATING, INC.

(Exact name of registrant as specified in its Charter)

Delaware	800 Standard Parkway Auburn Hills, MI 48326 (248)-853-2333	46-1846791
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices)	(IRS Employer Identification No.)

2013 Stock Incentive Plan 2014 Omnibus Performance Award Plan
(Full title of the plans)

John Weinhardt
President and Chief Executive Officer
Unique Fabricating, Inc.
800 Standard Parkway
Auburn Hills, MI 48326
(248)-853-2333
(Address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ira A. Rosenberg Sills Cummis & Gross, P.C. One Riverfront Plaza Newark, NJ 07102 (973) 643-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Common Stock, par value $0.001 per share, issuable pursuant to:
2013 Stock Incentive Plan	495,000(2)	$3.33 (3)	$1,648,350 (3)	$191.54
2014 Omnibus Performance Award Plan	250,000 (5)	$12.29 (6)	$3,072,500 (3)	$357.03
Total	745,000		$4,720,850	$548.57

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers such indeterminate number of additional shares of Unique Fabricating, Inc.’s (the “Registrant”) common stock that may become issuable by reason of any future stock splits, stock dividends or similar adjustment of the Registrant’s Common Stock.

(2)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding options under the 2013 Stock Incentive Plan as of August 6, 2015.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (i) under the Securities Act. The Proposed Maximum Offering Price Per Share is the weighted average exercise price of outstanding awards granted under the 2013 Stock Incentive Plan.

(4)	The registration fee has been calculated and is being paid in accordance with Rules 457(c),(h) and (i) under the Securities Act of 1933, as amended, or the Securities Act.
(5)	Represents shares of Common Stock reserved for future issuance under the 2014 Performance Award Plan.
(6)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The Proposed Maximum Offering Price Per Share is the average of the high and low prices of our Common Stock as reported on the NYSE MKT on August 3, 2015.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Stock Option Plan Information.
Not required to be filed with this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein

(a)
The prospectus, dated June 30, 2015, filed by the Registrant with the Commission purusuant to Rule 424(b) under the Securities Act, on July 1, 2015, relating to the registration statement on Form S-1, as amended (Registration No. 333-200072) and the registration statement on Form S-1 (Registration No. 333-205394) filed June 30, 2015, which either contains or incorporates by reference the Registrant's audited financial statements for the latest fiscal year for which such statements have been filed.

(b)
The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A (001-37480) filed on June 28, 2015 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

  All documents, reports, and definitive proxy or information statements filed subsequent to the filing date of this Registration Statement with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which de-registers all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.
Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequent filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as indicated herein.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Members of Sills Cummis & Gross P.C. own, in the aggregate 41,250 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys’ fees, incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Our amended and restated certificate of incorporation and bylaws provide that we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of our directors or officers or, while serving as one of our directors or officers, is or was serving at our request as a director, officer, employee, or agent of another corporation or of another entity, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, subject to limited exceptions relating to indemnity in connection with a proceeding (or part thereof) initiated by such person. Our amended and restated certificate of incorporation and bylaws further provides for the advancement of expenses to each of our officers and directors.

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may be amended from time to time, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the Delaware General Corporation Law, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

We also currently have and intend to maintain a general liability insurance policy which covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of our amended and restated certificate of incorporation and bylaws.

We have entered into an indemnification agreement with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements will require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits

Exhibit No.	Description
4.1*	Amended and Restated Certificate of Incorporation
4.2**	Amended and Restated Bylaws
4.3***	UFI Acquisition, Inc. 2013 Stock Incentive Plan
4.4#	Unique Fabricating, Inc. 2014 Omnibus Performance Award Plan
5.1+	Opinion of Sills Cummis & Gross P.C.
23.1+	Consent of Baker Tilly Virchow Krause, LLP
24.1+	Power of Attorney (included on the signature page of this Registration Statement)

* Filed as Exhibit 3.2 to Form S-1/A File No. 333-200072, dated June 29, 2015
** Filed as Exhibit 3.4 to Form S-1/A File No. 333-200072, dated June 29, 2015
*** Filed as Exhibit 10.21 to Draft Registration Statement File No. 377-00793, dated September 26, 2014
# Filed as Exhibit 10.22 to Form S-1/A File No. 333-200072, dated June 29, 2015
+ Filed herewith.
Item 9. Undertaking.

(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table set forth in this registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on August 6. 2015.

UNIQUE FABRICATING, INC.

Date: August 6, 2015	By:	/s/ John Weinhardt
Name: John Weinhardt
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of John Weinhardt and Thomas Tekiele, such undersigned’s true and lawful attorney-in-fact and agent, with full power to act separately and with full power of substitution and re-substitution for the undersigned in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, or in connection with the registration of the shares of common stock under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection therewith, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ John Weinhardt	By:	/s/ Richard L. Baum
	Name: John Weinhardt		Name: Richard L Baum
	Title: Chief Executive Officer, President and Director (Principal Executive Officer)		Title: Chairman of the Board
Dated:	August 6, 2015	Dated:	August 6, 2015
By:	/s/ Thomas Tekiele	By:	/s/ Paul Frascoia
	Name: Thomas Tekiele		Name: Paul Frascoia
	Title: Chief Financial Officer (Principal Financial and Accounting Officer)		Title: Director
Dated:	August 6, 2015	Dated:	August 6, 2015
By:	/s/ Mary Kim Korth	By:	/s/ William Cooke
	Name: Mary Kim Korth		Name: William Cooke
	Title: Director		Title: Director
Dated:	August 6, 2015	Dated:	August 6, 2015
By:	/s/ James Illikman	By:	/s/ Donn Viola
	Name: James Illikman		Name: Donn Viola
	Title: Director		Title: Director
Dated:	August 6, 2015	Dated:	August 6, 2015

INDEX TO EXHIBITS

Exhibit No.	Description
4.1*	Amended and Restated Certificate of Incorporation
4.2*	Amended and Restated Bylaws
4.3***	UFI Acquisition, Inc. 2013 Stock Incentive Plan
4.4#	Unique Fabricating, Inc. 2014 Omnibus Performance Award Plan
5.1+	Opinion of Sills Cummis & Gross P.C.
23.1+	Consent of Baker Tilly Virchow Krause, LLP
24.1+	Power of Attorney (included on the signature page of this registration statement)

* Filed as Exhibit 3.2 to Form S-1/A File No. 333-200072, dated June 29, 2015
** Filed as Exhibit 3.4 to Form S-1/A File No. 333-200072, dated June 29, 2015
*** Filed as Exhibit 10.21 to Draft Registration Statement File No. 377-00793, dated September 26, 2014
# Filed as Exhibit 10.22 to Form S-1/A File No. 333-200072, dated June 29, 2015
+ Filed herewith.